Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in MasTec, Inc.'s Registration Statement No. 333-268812 on Form S-3 and Registration Statement Nos. 333-256905, 333-139996, 333-174922, 333-188974, 333-209061 and 033-55327 on Form S-8 of our report dated February 29, 2024, relating to the financial statements of IEA Energy Services, LLC and subsidiaries (also referred to as “IEA LLC”) and the effectiveness of IEA LLC's internal control over financial reporting appearing in this MasTec, Inc. Annual Report for the year ended December 31, 2023.
/s/ Deloitte & Touche LLP
Indianapolis, Indiana
February 29, 2024